CUSIP No. 0005147661                                           Page 1 of 5 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)1

                               Landec Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0005147661
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)



--------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP No. 0005147661                                           Page 2 of 5 Pages


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1)   Name of Reporting Person                          Domain Partners
     I.R.S. Identification                             II, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                             (a) [ X ]
     if a Member of a Group                                (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                              Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                    5)   Sole Voting          793,951 shares
Shares Beneficially               Power                of Common Stock
Owned by Each
Reporting Person
With
                             ---------------------------------------------------
                             6)   Shared Voting
                                  Power                    -0-
                             ---------------------------------------------------
                             7)   Sole Disposi-        793,951 shares
                                  tive Power           of Common Stock
                             ---------------------------------------------------
                             8)   Shared Dis-
                                  positive Power           -0-
                             ---------------------------------------------------

9)   Aggregate Amount Beneficially                     793,951 shares
     Owned by Each Reporting person                    of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        6.0%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                            PN

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CUSIP No. 0005147661                                           Page 3 of 5 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                          Domain Associates,
     I.R.S. Identification                             L.L.C.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                             (a) [ X ]
     if a Member of a Group                                (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                              Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                    5)   Sole Voting          25,366 shares
Shares Beneficially               Power                of Common Stock
Owned by Each                                          (including 22,976
Reporting Person                                       issuable upon exer-
With                                                   cise of options)
                             ---------------------------------------------------
                             6)   Shared Voting
                                  Power                    -0-
                             ---------------------------------------------------
                             7)   Sole Disposi-        25,366 shares
                                  tive Power           of Common Stock
                                                       (including 22,976
                                                       issuable upon exer-
                                                       cise of options)
                             ---------------------------------------------------
                             8)   Shared Dis-
                                  positive Power           -0-
                             ---------------------------------------------------

9)   Aggregate Amount Beneficially                     25,366 shares
     Owned by Each Reporting person                    of Common Stock
                                                       (including 22,976
                                                       issuable upon exer-
                                                       cise of options)
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        0.2%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                            OO

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CUSIP No. 0005147661                                           Page 4 of 5 Pages


                         Amendment No. 2 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G originally filed on February 12, 1997 and Amendment No. 1 thereto filed on February 6, 1998 (as so amended, the "Schedule 13G"). Terms used in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4 - Ownership.

         (a)  Amount Beneficially Owned:

         Domain II: 793,951 shares of Common Stock
         DA: 25,366 shares of Common Stock (including 22,976 shares issuable upon exercise of options)

         (b) Percent of Class:

         Domain II: 6.0%
         DA: 0.2%

         (c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote:

         Domain II: 793,951 shares of Common Stock
         DA: 25,366 shares of Common Stock (including 22,976 shares issuable upon exercise of options)

         (ii) shared power to vote or to direct the vote: -0-

         (iii) sole power to dispose or to direct the disposition of:

         Domain II: 793,951 shares of Common Stock
         DA: 25,366 shares of Common Stock (including 22,976 shares issuable upon exercise of options)

         (iv) shared power to dispose or to direct the disposition of: -0-


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CUSIP No. 0005147661                                           Page 5 of 5 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               DOMAIN PARTNERS II, L.P.
                                               By:  One Palmer Square Associates
                                               III L.P., General Partner

                                               By /s/ James C. Blair
                                                 -------------------------------
                                                    General Partner


                                               DOMAIN ASSOCIATES, L.L.C.


                                               By /s/ Kathleen K. Schoemaker
                                                 -------------------------------
                                                    Managing Member

Date: February 2, 1999